Exhibit 10.3

CONSULTING SERVICES AGREEMENT

THIS AGREEMENT DATED AS OF FEBRUARY 8, 2024

BETWEEN:

Inspire Veterinary Partners, Inc.

A corporation organized in the State of Nevada

(hereinafter referred to as the “Firm”)

-and-

Corbo Capital Inc.

A corporation registered in the State of Florida

(hereinafter referred to as the “Consultant”)

A.	RECITALS

WHEREAS the Firm carries on business as company in the veterinary sector (the “Business”);

AND WHEREAS the Firm desires to retain the Consultant to provide consulting services in connection with the Business of the Firm and the Consultant has represented to the Firm that he has expertise and experience in or related to the Business;

AND WHEREAS the Consultant desires to provide consulting services in connection with the Business to the Firm upon the terms and conditions hereinafter set out.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and all other good and valuable consideration and the mutual covenants herein contained, the parties hereto and hereby covenant and agree as follows:

B.	INTERPRETATION

1.	For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

a)	this “Agreement” means this Consulting Services Agreement and from time to time supplemented or amended by one or more agreements entered into pursuant to the applicable provisions hereof;

b)	the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular paragraph, subparagraph or other subdivision;

c)	the headings are for convenience only and do not form a part of this Agreement nor are they intended to interpret, define or limit the scope, extent or intent of this Agreement or any portion hereof;

d)	a reference to a statute includes all regulations made pursuant thereto, all amendments to such statute or regulations enforced from time to time and any statute or regulations which supplement or supersede such statute or regulation;

e)	the recitals and all schedules attached hereto are specifically made a part of this Agreement, except that in the event of any inconsistency between the provisions of the body of this Agreement and any Schedule hereto, the provisions in the body of this Agreement shall prevail.

2.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof.

3.	Unless otherwise indicated, all dollar amounts referred to in this Agreement are in U.S. dollars.

4.	The terms, conditions, covenants, agreements, obligations and provisos contained in this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and upon their respective heirs, executors, administrators, successors and, if permitted, assigns, as the case may be.

5.	This Agreement may be executed in several parts in the same form and the several parts executed shall together constitute one agreement.

6.	There are no representations, warranties, conditions, terms or collateral contracts affecting the engagement of the Consultant contemplated in this Agreement except as set out in this Agreement.

7.	If any provision or part of any provision of this Agreement is void for any reason, it shall be severed from the Agreement without affecting the validity of the balance of the Agreement.

C.	ENGAGEMENT AND RETAINER

1.	The Firm hereby retains the Consultant to provide consulting services during the Term of this Agreement (as hereinafter defined) upon and subject to the terms and conditions set out and the Consultant hereby accepts the mandate upon such terms and conditions.

2.	The “Term of this Agreement” as used herein shall mean a period of six (6) months beginning on February , 2024.

3.	It is acknowledged by the parties hereto that the Firm is retaining the Consultant in the capacity of independent contractor and not as an employee of the Firm. The Consultant and the Firm acknowledge and agree that this Agreement does not create a partnership or joint venture between them.

4.	The Consultant shall periodically provide business consulting services to the Firm and its clients, which shall include (collectively, the “Services”):

●	Meet with management to examine current activities and proposed plans, identify and discuss issues, market needs and expansionary goals, and to understand capital raising, investment and potential growth (acquisition) opportunities being considered (and timelines);

●	Conduct research, undertake due diligence and analysis, and identify benefits and risks in relation to prospects and partnership affiliations under consideration, and thereafter advise on viability of plans for scaling activities (and the initiatives) that support reaching milestones and goals;

●	Develop market messaging, growth and capital raising strategies that have the potential to deliver significant returns and attract investors;

●	Outline investor and funding strategy for growth (retail and online activity) and suggest ways to minimize costs associated with technological platform improvements and marketing spend; and

●	Prepare reports and present findings to senior management in relation to macro marketing plans and expansion viability, as well as select capital raising, investment and growth initiatives (and their structure).

5.	The Consultant shall periodically provide the Services in paragraph C-4 on dates to be scheduled by the Firm.

6.	The Consultant shall at agreed upon times during the Term of this Agreement, be available and Consultant shall faithfully and diligently perform the Consultant’s duties. It is agreed and acknowledged, subject to the covenants set forth in Annex A, that the Consultant may provide services to other persons, clients and companies.

7.	The Consultant shall perform the services referred to herein in a confidential, efficient prompt, economical, skillful, and careful manner, in accordance with the best modern methods, standards and practices currently prevailing in the appropriate industry. The Consultant shall obey all applicable laws, regulations, rules and standards imposed by governmental authorities. The Consultant shall take direction on ongoing business issues and projects from the senior management of the Firm.

8.	The Consultant warrants to the Firm that the performance of the services by the Consultant under this Agreement does not constitute a conflict with any party to whom the Consultant has provided services prior to the effective date of this Agreement.

D.	REMUNERATION

1.	The Firm agrees to pay the Consultant an upfront fee in the amount of USD $500,000 for the term of this Agreement. The consulting fees shall be paid upon approval by the Firm in its sole discretion of a submitted invoice.

2.	The Consultant may be reimbursed, from time to time, for all out of pocket expenses, including travel costs, actually and properly incurred by the Consultant in connection with providing the Services set out in paragraph C-4. The Consultant shall furnish statements and vouchers to the Firm for such expenses. Such expenses must be approved.

E.	ASSIGNMENT

1.	This Agreement is a corporate service agreement and may not be assigned by either Party without the prior written consent of the other Party.

2.	The Consultant shall not sub-contract all or any portion of the consulting services itemized in Part C hereof without the prior written consent of the Firm.

F.	ARBITRATION

Any controversy or claim arising out of or relating to this Agreement or any breach of this Agreement shall be finally settled by arbitration before the American Arbitration Association (“AAA”) in New York, New York. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

G.	INDEMNIFICATION

Except to the extent paid in settlement from any applicable insurance policies, and to the extent permitted by applicable law, each Party agrees to indemnify and hold harmless the other Party, and its respective affiliates, officers, agents, employees, and permitted successors and assigns against any and all claims, losses, damages, liabilities, penalties, punitive damages, expenses, reasonable legal fees and costs of any kind or amount whatsoever, which result from or arise out of any act or omission of the indemnifying party, its respective affiliates, officers, agents, employees, and permitted successors and assigns that occurs in connection with this Agreement. This indemnification will survive the termination of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the day and year first above written.

For:	Inspire Veterinary Partners Inc.

By:	/s/ Kimball Carr
	Name:	Kimball Carr
	Title:	Chair, President and Chief Executive Officer

For:	Corbo Capital Inc.

By:	/s/ Adam Vance Chambers
	Name:	Adam Vance Chambers
	Title:	Founder

Annex A

Covenants

Consultant covenants for itself and its employees, affiliates and agents as follows:

(a)	Non-Disclosure. The Firm may disclose to Consultant, or Consultant may otherwise receive access to, Confidential Information (defined below). During the Term of this Agreement, and for a period of one (1) year thereafter, regardless of how this Agreement is terminated, Consultant and its Representatives (defined below) shall use the Confidential Information solely in performance of the Services pursuant to this Agreement and, subject to next succeeding paragraph, shall not disclose or permit access to Confidential Information other than to its affiliates and its or their employees, attorneys and accountants (collectively, “Representatives”) who: (a) need access to such Confidential Information in connection with the provision of the Services; (b) are informed of its confidential nature; and (c) are bound by confidentiality obligations no less protective of the Confidential Information than the terms contained herein. Consultant shall safeguard the Confidential Information from unauthorized use, access, or disclosure using at least the degree of care it uses to protect its most sensitive information and no less than a commercially reasonable degree of care. Consultant shall promptly notify the Firm in writing of any unauthorized use or disclosure of Confidential Information and use its best efforts to prevent further use or disclosure. Consultant shall be responsible for any breach of this Agreement caused by its Representatives. The term “Confidential Information” means all non-public, proprietary, or confidential information of the Firm disclosed, including but not limited to any trade secrets, in oral, visual, written, electronic, or other tangible or intangible form, whether or not marked or designated as “confidential,” and all notes, analyses, summaries, and other materials prepared by Recipient or any of its Representatives that contain, are based on, or otherwise reflect, to any degree, any of the foregoing; provided, however, that Confidential Information does not include any information that: (a) is or becomes generally available to the public other than as a result of Consultant’s or its Representatives’ act or omission; (b) is obtained by Consultant or its Representatives on a non-confidential basis from a third party that was not legally or contractually restricted from disclosing such information; or (c) Consultant establishes by documentary evidence, was or is independently developed by Consultant or its Representatives without using any Confidential Information.

Consultant acknowledges and agrees that any breach of this Agreement will cause irreparable harm and injury to the Firm for which money damages would be an inadequate remedy and that, in addition to remedies at law, the Firm is entitled to equitable relief as a remedy for any such breach. Consultant waives any claim or defense that the Firm has an adequate remedy at law in any such proceeding. Nothing herein shall be construed as prohibiting the Firm from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Consultant.

(b)	Non-Solicitation of Customers. Consultant agrees with the Firm that during the Term of this Agreement and for a period of one (1) year thereafter, regardless of how this Agreement is terminated, none of Consultant nor its employees, affiliates and agents shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any person or entity that was a client or customer of the Firm, to seek or obtain veterinary services from any provider of veterinary services other than the Firm.

(c)	Non-Solicitation of Vendors. Consultant agrees with the Firm that during the Term of this Agreement and for a period of one (1) year thereafter, regardless of how this Agreement is terminated, none of Consultant nor its employees, affiliates and agents shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any person or entity that was a vendor or service provider of the Firm, to modify, delay, terminate, or otherwise alter any existing vendor or service provider relationship with the Firm.

(d)	Non-disparagement. Consultant agrees with the Firm that during the Term of this Agreement and for a period of one (1) year thereafter, regardless of how this Agreement is terminated, that the Consultant and its employees, affiliates and agents will not make, publish, or communicate to any person or entity or in any public forum any maliciously false, defamatory or disparaging remarks, comments, or statements concerning the Firm or any of the Firm’s products or services, or any of its employees, directors or officers.

5